AMENDMENT TO THE DIREXION FUNDS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 1st day of May, 2007, to the Fund Accounting Servicing Agreement dated as of March 3, 2006, as amended, (the “Fund Accounting Agreement”) is entered by and between Direxion Funds, a Massachusetts business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Fund Accounting Agreement; and

WHEREAS,Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Fund Accounting Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

DIREXION FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Todd Kellerman	By: /s/ Joseph Neuberger

Name: Todd Kellerman	Name: Joseph Neuberger

Title: Chief Financial Officer	Title: S. V. P.